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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT ACCOUNTANTS


Re: Registration Statement of Apartment Investment and Management Company on Form S-4, dated August 4, 1998


We consent to the inclusion in, and attachment to, the above referenced registration statement of our report dated April 1, 1996, on our audits of the combined statements of operations and cash flows of Edward S. Gordon Company, Incorporated and Edward S. Gordon Company of New Jersey, Inc. for three years ended December 31, 1995, 1994 and 1993, which report is part of the Information Statement which is an exhibit to the referenced registration statement and included in a registration on Form 10, dated August 4, 1998 filed by Insigna/ESG Holdings, Inc. We also consent to the reference to our firm under the caption "Experts."


                                        /s/ PRICEWATERHOUSECOOPERS LLP


New York, New York
August 4, 1998